UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
October 14, 2008
Date of Report (Date of earliest event reported)
OSI PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15190	13-3159796

(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
41 Pinelawn Road
Melville, NY 11747
(Address of principal executive offices)
(631) 962-2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address,
if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On October 14, 2008, Genentech, Inc. (“Genentech”), OSI Pharmaceuticals, Inc.’s (“OSI”) partner for the distribution and sale in the United States of its oncology drug, Tarceva® (erlotinib), announced that the U.S. net sales for Tarceva for the quarter ended September 30, 2008 were approximately $110 million. OSI announced that this quarter’s reported U.S. net sales reflect a net negative reserve adjustment of $11 million, primarily due to product returns reserves for expiring inventory returned or expected to be returned to Genentech.
     Genentech is responsible for estimating reserves for anticipated returns and has taken steps to ensure these reserves are adequate.  Genentech has modified its product returns policy, increased reserves for estimated future returns and continues its efforts to better understand and improve inventory management practices within the retail channel.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2008	OSI PHARMACEUTICALS, INC.
	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary